EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated and effective as of September 14, 2008, by and between Napster, Inc., a Delaware corporation, (“Employer”) and [_________], an individual resident of the State of California (“Employee”).

RECITALS:

A. Best Buy Co., Inc., a Minnesota corporation (“Best Buy”), Puma Cat Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Best Buy (“Merger Sub”) and Employer have entered into an Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), pursuant to which Best Buy will acquire Employer by merging Merger Sub with and into Employer, with Employer continuing as the surviving corporation and a wholly-owned subsidiary of Best Buy (the “Merger”).

B. Following the closing of the Merger, Best Buy and Employer desire to continue to employ Employee, and Employee desires to continue his employment with Employer, all in accordance with the terms hereof.

C. Employer and Employee are entering into this Agreement, which provides for the terms and conditions of Employee’s employment and replaces and supersedes in all respects Employee’s Existing Agreement (as defined below), expressly subject to, and effective solely upon, the closing of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, Employer and Employee agree as follows:

1.	Definitions.

1.1.
“Affiliate” means any present or future entity that controls, is controlled by, or is under common control with Employer as of the applicable time. For purposes of this Agreement, Affiliate includes Best Buy, and any action that can or may be taken by Employer or Employer’s Board of Directors may also be taken by Best Buy, whether or not so expressly stated, and Best Buy is an intended third party beneficiary of, and will be entitled to enforce the provisions of, this Agreement.

1.2.	“Cause” for termination of Employee’s employment with Employer means the occurrence of one or more of the following events:

1.2.1.	Dishonesty in the performance of Employee’s duties for Employer or its Affiliates;

1.2.2.
Knowing and material violation of Employer’s policies and procedures in effect from time to time which results in a material adverse effect on Employer and which, to the extent a cure is reasonably possible, remains uncured ten (10) days after written notice of such violation is given to Employee;

1.2.3.
Willful and continued failure to satisfactorily perform, or gross negligence in the performance of, Employee’s duties after receipt of written notice that specifically identifies the areas in which Employee’s performance is deficient and which remains uncured thirty (30) days after such written notice is given to Employee;

1.2.4.	Willful actions (or willful failures to act) in bad faith by Employee with respect to Employer that materially impair Employer’s business, goodwill or reputation;

1.2.5.
Employee’s conviction of a felony or any crime involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that would reasonably be expected to result in such conviction;

1.2.6.	Employee’s current use of illegal substances; or

1.2.7.
any material violation by Employee of any agreement to which Employee and Employer or any Affiliate of Employer are parties which remains uncured ten (10) days after written notice of such violation is given to Employee.

In the event that there exists Cause (as defined above) for termination of Employee’s employment, Employer may terminate Employee’s employment and this Agreement immediately, upon written notification of such termination for Cause, given to Employee by Employer or by any individual or individuals Employer authorizes to act on its behalf.

1.3.	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.4.
“Disability” shall have the same meaning as ascribed to such term in Employer’s disability income insurance program, as the same may be amended or modified from time to time. The determination of whether a Disability exists shall be made by the same entity as has been designated in said program to make such determinations for purposes of said program.

1.5.	“Effective Date” means the date of the closing of the Merger.

1.6.	“Existing Agreement” means that certain Employment Agreement, dated as of [__________], by and between Employer and Employee, including all exhibits, agreements and plans referred to therein.

1.7.	“Good Reason” for Employee’s resignation from employment with Employer means:

1.7.1.	a forced relocation of the place for Employee’s performance of duties reasonably requiring a move in Employee’s residence;

1.7.2.	a material breach by Employer or its Affiliates of this Agreement or any other agreement under which Employee provides services to Employer or its Affiliates;

1.7.3.	conduct by Employer that could reasonably be expected to expose Employee to material personal liability or other material adverse legal consequences; or

1.7.4.
a material diminution of Employee’s base compensation or of the nature or scope of Employee’s duties or responsibilities in effect immediately after the Effective Date with respect to the business conducted by Employer, whether Employer remains a separate corporation, is combined with Best Buy or one of its Affiliates, or becomes an operating division of Best Buy or one of its Affiliates.

Notwithstanding the foregoing, however, any condition or conditions otherwise set forth in this Section 1.7 shall not constitute Good Reason for termination unless both (a) Employee provides written notice to Employer of the condition claimed to constitute grounds for Good Reason within ninety (90) days of the initial existence of such condition, and (b) the condition is not remedied within thirty (30) days of such notice. In addition, in all events the termination of Employee’s employment shall not constitute a termination for Good Reason unless such termination occurs less than one (1) year following the initial existence of the condition claimed to constitute grounds for Good Reason.

1.8.
“Invention” means any invention, discovery, improvement, concept or idea, whether or not patentable or copyrightable, including but not limited to computer software and hardware, technology, machines, devices, processes, methods, techniques and formulae, generated, conceived or reduced to practice by Employee alone or in conjunction with others, relating to the business of Employer or its Affiliates, during or after working hours, while employed by Employer.

1.9.
“Willful” means all dishonest, willful, deliberate, or intentional acts or omissions; provided, however, that no act, or failure to act, on Employee’s part shall be considered Willful unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee’s action or omission was in, or not opposed to, the best interest of Employer or its Affiliates.

2.
Employment. Subject to the closing of the Merger and effective as of the Effective Date, Employer hereby employs Employee as [____________], and Employee accepts such employment and agrees to perform services for Employer and its Affiliates for the period and upon the other terms and conditions set forth in this Agreement.

3.
Term. The term of this Agreement shall commence on the Effective Date and, unless terminated at an earlier date in accordance with Section 9 hereof, shall continue thereafter for a period ending March 3, 2012. Thereafter, the term of this Agreement may be extended only upon written agreement of Employee and Employer. Unless otherwise provided herein, the terms of Sections 6, 7.2 (only with respect to Inventions conceived or made by Employee during the period of his employment with Employer or its Affiliates), 8, 9, and 10 hereof shall survive the expiration or termination of this Agreement for any reason.

4.	Duties.

4.1.
Employee shall serve Employer and its Affiliates faithfully and to the best of his ability, and devote his full business time, attention and efforts to the business and affairs of Employer and its Affiliates during normal business hours (and outside normal business hours as reasonably required) during the term of this Agreement, subject to holidays, leave and other paid time off taken in accordance with Employer’s plans and programs. The duties of Employee shall primarily consist of, but shall not be limited to, the management, operation and oversight of Employer’s business, including without limitation all responsibilities historically associated with Employee’s role as [_________] of Employer.

4.2.
In addition, Employee shall have such duties consistent with Employee’s position as are reasonably assigned Employee pursuant to Employer’s annual goal setting and appraisal processes, as such processes may be amended from time to time.

4.3.	Employee shall comply with all written policies of Employer, or of Best Buy generally applicable to executives of Best Buy, that are not inconsistent with this Agreement.

4.4.
During the term of this Agreement, and except for services with respect to charitable or non-profit organizations that do not unreasonably interfere with Employee’s duties and/or responsibilities to Employer and its Affiliates, Employee shall not perform services for, or take an active management role in, or become a member of the board of directors or similar body for, any other corporation, firm, entity or person without the prior written approval of Employer (which approval of Employer shall not be unreasonably withheld if Employee requests to become a member of the board of directors or similar body of a company that does not compete with Employer, Best Buy, or any of their respective Affiliates).

5.	Compensation.

5.1.
Base Salary. As compensation for the services to be rendered by Employee under this Agreement, Employer shall pay to Employee an annual base salary of [$________], which salary shall be paid in accordance with Employer’s normal payroll procedures and policies, but not less frequently than in biweekly installments. Employee’s salary shall be subject to review by Employer in accordance with Employer’s salary review procedures as in effect from time to time and not less frequently than on an annual basis; provided that Employer may not decrease Employee’s base salary.

5.2.
Short-Term Incentive Compensation. Employee shall be eligible for short-term incentive compensation with an incentive target of 30% of base salary and a maximum incentive payout of two times the target (60% of base salary). With respect to the short-term incentive compensation opportunity for the remainder of fiscal year 2009 (the fiscal year ending February 28, 2009), (a) the incentive formula will be based on Best Buy enterprise financial performance goals currently in effect for peer executives employed by Best Buy or any of its subsidiaries, (b) the short-term incentive compensation amount will be pro rated from the Acceptance Date with respect to the Offer under the Merger Agreement (as such terms are defined in the Merger Agreement) to February 28, 2009, and (c) such compensation will be payable only if the Acceptance Date is on or before December 31, 2008. With respect to the short-term incentive compensation opportunity for fiscal year 2010 (March 1, 2009 to February 27, 2010) and any subsequent fiscal years covered by this Agreement, the incentive formula will be based on Employer financial performance goals (i.e., revenue growth and operating income or free cash flow actual results against fiscal year targets) and on Employee performance goals (against individual objectives) as reasonably established by David Morrish, EVP of Best Buy, in consultation with Employer’s Chief Executive Officer and Advisory Board. Future short term incentive goals and targets shall be reasonably established such that target levels of performance are reasonably attainable. To be entitled to any short-term incentive compensation amounts, Employee must be employed by Employer on the last day of the fiscal year to which such compensation relates. Any short-term incentive compensation amounts actually payable to Employee for a particular fiscal year shall be paid to Employee within 2 ½ months following the end of the Employer’s fiscal year to which such compensation relates, whether or not Employee is employed on the payment date.

5.3.
Employer Restricted Stock Awards. In connection with the Merger and pursuant to the terms of the Merger Agreement, each share of Employer’s common stock granted to Employee under the Employer’s 2001 Stock Plan (the “2001 Plan”) as a restricted stock award that is outstanding at the Effective Time shall be assumed by Best Buy or an Affiliate and be converted into the right to receive cash consideration having a value equal to the Merger Consideration as defined in the Merger Agreement (such cash consideration, the “Assumed Equity Value”). The Assumed Equity Value will be paid in installments as set forth on, and on (or not later than thirty (30) days following) the corresponding dates set forth on, Schedule 5.3 hereto; provided that, except as provided in Section 9.5.2.4, Employee remains continuously employed by Best Buy or any of its affiliates (including, without limitation, the Employer) through the corresponding payment date set forth on Scheduled 5.3 (for purposes of clarity, Employee need only be employed on such date set forth on Schedule 5.3 even if the actual payment is made later in the 30-day period provided for above).

5.4.
Long-Term Incentive Award. As soon as practicable after the Effective Date, Best Buy will grant to Employee a Long-Term Incentive Award as described in Schedule 5.4 hereto, to be evidenced by an Award Agreement substantially in the form attached as Exhibit B hereto.

5.5.
Stock Option Award. Contingent upon approval by the Compensation Committee of the Best Buy Board of Directors, Best Buy will grant to Employee an option or options to purchase an aggregate [_____] shares of Best Buy common stock, to be evidenced by a Stock Option Award Agreement substantially in the form attached as Exhibit C hereto. These stock options will be granted under Best Buy’s 2004 Omnibus Stock and Incentive Plan and will be subject to all of the terms and conditions of such Plan and the applicable Stock Option Award Agreement. The first vesting period of such options will be no later than the first anniversary of the date of grant by the Compensation Committee with all subsequent vesting dates measured from such date of grant, all as approved by the Compensation Committee of the Best Buy Board of Directors. If any approval of the Compensation Committee required under this Section 5.4 is not obtained by February 28, 2009, Employee may terminate this Agreement, with immediate effect, for “Good Reason.”

5.6.
Participation in Benefit Plans. Employee will be entitled to participate in such benefit plans and programs as are established by Best Buy or Employer, from time to time, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate; provided that for a period of twelve (12) months from the Effective Date, any such plans and programs shall, in the aggregate, provide benefits to Employee that are not less favorable in the aggregate to Employee than the benefits in effect with respect to Employee immediately prior to the Merger, it being understood that the foregoing shall not require Employer to maintain any particular employee benefit plan, and that Employer shall not be required to maintain the same stock option or employee stock purchase plans as Employer maintained prior to the Merger. Employee’s participation in any benefit plans or programs shall be subject to the provisions, contributions, rules and laws applicable thereto.

5.7.
Expenses. Employer shall pay or reimburse Employee for all travel and other out-of-pocket expenses reasonably incurred by him in the performance of his duties under this Agreement, subject to Best Buy’s usual and customary documentation policies for reimbursement of business expenses.

5.8.	Vacation. During the term of this Agreement, Employee shall be entitled to annual vacation on the same basis as in effect with respect to Employee immediately prior to the Merger.

6.	Confidential Information.

6.1.
Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than for the business of Employer or any of its Affiliates) any confidential or secret knowledge or information of Employer or any of its Affiliates which Employee has acquired or become acquainted with or shall acquire or become acquainted with prior to the termination of the period of his employment by Employer (including employment by Employer or any of its Affiliates), whether developed by himself or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) of Employer or any of its Affiliates, financial results or condition, business plans or projections of Employer or any of its Affiliates, any confidential customer lists of Employer or any of its Affiliates, any confidential or secret development or research work of Employer or any of its Affiliates, any lists of potential investments or acquisitions contemplated by Employer or any of its Affiliates, any plans, proposals or strategies of Employer or its Affiliates to expand, merge or engage in a business combination or relationship or any other confidential or secret aspects of the business of Employer or any of its Affiliates. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of Employer and its Affiliates, as the case may be, acquired at great time and expense by Employer, its predecessors and its Affiliates, as the case may be, and that any disclosure or other use of such knowledge or information other than for the sole benefit of Employer or any of its Affiliates would be wrongful and could cause irreparable harm to Employer and its Affiliates, as the case may be.

6.2.
The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which (i) is now publicly known or which, through no act or omission of Employee, becomes publicly known, (ii) Employee rightfully possessed without an obligation of confidentiality before the date of this Agreement, or (iii) Employee divulges, furnishes or discloses in a truthful response to a lawful and valid subpoena or other legal process.

6.3.	The confidentiality obligation of Employee shall remain in effect as long as the knowledge or information retains its confidential or secret nature.

7.	Ventures; Assignment of Inventions.

7.1.
Ventures. If, during the term of this Agreement, Employee is engaged in or associated with the planning or implementing of any project, event, publication, program or venture involving Employer or any of its Affiliates, or their respective trademarks or intellectual property, and a third party or parties, all rights in the project, event, publication, program or venture, to the extent that such rights may be claimed by Employee or Employer or any of its Affiliates, shall belong to Employer or its Affiliates, as the case may be. Except as approved by Employer’s Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Employee as provided in this Agreement.

7.2.	Assignment of Inventions.

7.2.1.	Employee agrees that all Inventions made during his employment by Employer are the exclusive property of Employer.

7.2.2.	Employee further agrees that he will:

7.2.2.1.
promptly and fully disclose and describe all Inventions in writing to an officer of, or other person designated by, Employer and such disclosure shall include, if requested, a detailed report of the procedures employed and the results achieved by Employee; and

7.2.2.2.
give Employer and its Affiliates all assistance they require to perfect, protect and use its worldwide rights to Inventions, including, but not limited to, signing all documents, doing all things and supplying all information that Employer may deem necessary or desirable to: (i) transfer or record the transfer of Employee’s entire right, title and interest in Inventions to Employer; and (ii) enable Employer and its Affiliates to obtain and maintain patent, copyright or trademark protection for Inventions anywhere in the world.

7.2.3.
Notwithstanding anything to the contrary in this Section 7.2, Employee and Employer agree that the provisions of this Section 7.2 requiring assignment of Inventions to Employer do not apply to any Invention that was developed by Employee entirely on Employee’s own time and without use of equipment, supplies, facilities or trade secret information of Employer or any of its Affiliates, unless (a) the Invention relates (i) directly to the business of Employer or any of its Affiliates, or (ii) to Employer’s or any of its Affiliates actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by Employee for Employer or any of its Affiliates.

7.3.
Copyrights. Employee agrees that Employer will own all copyrightable works created by Employee relating to the business of Employer and its Affiliates developed during his employment as “works made for hire” to the full extent provided for under U.S. or foreign law. To the extent any work of Employee does not qualify as a “work made for hire”, Employee agrees to assign all U.S. and foreign trademark, copyright, mask work registration, and other registrations and rights pertaining to that work to Employer.

8.
Non-Solicitation. Throughout the term of Employee’s employment by Employer or its Affiliates and for a period of twelve (12) months following the termination of Employee’s employment, Employee will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person, firm or corporation that they employ or solicit for employment any employee of Employer or any of its Affiliates. The parties hereto agree that Employer may suffer irreparable harm from a breach by Employee of the covenants or agreements contained in this Section 8, and that monetary damages may be inadequate to compensate Employer for any such breach. Accordingly, Employee agrees that in the event of any breach by Employee of this Section 8, Employer or its Affiliates, successors or assigns shall be entitled to temporary and permanent injunctive relief to enforce or prevent any violations of this Section 8 and that such relief may be granted without the necessity of proving actual damages. Such injunctive or equitable relief shall be in addition to and not in lieu of any right to recover money damages for any such breach.

9.	Termination.

9.1.	Death, Disability. This Agreement shall terminate prior to the expiration of the term set forth in Section 3 hereof or of any extension thereof:

9.1.1.	Immediately upon the date of Employee’s death; or

9.1.2.	Immediately upon the date that Employee is unable to perform his duties hereunder due to a Disability.

9.2.
Termination Without Cause or Resignation for Good Reason. This Agreement shall terminate prior to the expiration of the term set forth in Section 3 hereof or of any extension thereof if Employee’s employment is terminated by Employer without Cause or Employee resigns for Good Reason.

9.3.
Resignation Without Good Reason. This Agreement shall terminate prior to the expiration of the term set forth in Section 3 hereof or of any extension thereof if Employee resigns for any reason other than Good Reason. Any resignation pursuant to this Section 9.3 shall be effective thirty (30) days after Employee provides written notice to Employer of Employee’s intention to resign. Any resignation in accordance with this Section 9.3 shall not be deemed a breach by Employee of this Agreement.

9.4.
Termination For Cause. This Agreement shall terminate prior to the expiration of the term set forth in Section 3 hereof or of any extension thereof if Employee is terminated by Employer for Cause. Any termination pursuant to this Section 9.4 shall be effective immediately upon written notice from Employer to Employee.

9.5.	Effect of Termination.

9.5.1.
In the event Employee’s employment is terminated for any reason prior to or upon expiration of the term of this Agreement provided in Section 3 hereof or any extension thereof, Employer shall be obligated to pay Employee his salary, accrued and unpaid vacation, and benefits through the date of termination (including any notice periods), and unreimbursed expenses incurred prior to the date of termination in accordance with Section 5.7 hereof.

9.5.2.
In the event Employee’s employment is terminated by Employer without Cause or Employee resigns for Good Reason pursuant to Section 9.2, then in addition to any amounts that may be due pursuant to Section 9.5.1 hereof:

9.5.2.1.
Employer will pay Employee a lump sum cash amount equal to Employee’s highest annual base salary rate in effect at any time in the preceding year, such amount to be paid within thirty (30) days following such termination of employment; provided, however, that notwithstanding anything to the contrary in this Section 9.5.2.1, if Employee’s termination of employment is not a separation from service within the meaning of Section 409A of the Code and the regulations and other published guidance thereunder (including §1.409A-1(h)), then, if required in order to comply with the provisions of Section 409A of the Code and avoid the imputation of any tax, penalty or interest thereunder, payment of the lump sum cash amount shall be delayed until such a separation from service occurs and shall be paid within thirty (30) days following the date of such separation from service;

9.5.2.2.
Until a separation from service occurs, Employee shall be entitled to participate in benefit plans and programs as provided in Section 5.6 hereof. If Employee elects, following a separation from service, to continue his health insurance coverage under COBRA, Employer will reimburse Employee for the cost of the premiums during the first twelve (12) months of such coverage; and any period of Employee’s COBRA continuation coverage for which the cost is reimbursed by Employer will count toward the eighteen (18) month duration of available continuation coverage, as provided under Federal law, and any similar coverage under applicable State law;

9.5.2.3.
Employer will be obligated to pay Employee within thirty (30) days following such termination of employment (or if later, the date of Employee’s separation from service) a lump-sum amount equal to the greater of (i) the incentive target under the short-term incentive plan described in Section 5.2 hereof for the year in which such termination occurs, pro rated to the date of termination, or (ii) Employer’s reasonable estimate at the time of termination of employment of the actual amount payable under the short-term incentive plan described in Section 5.2 hereof for the year in which such termination occurs, pro rated to the date of termination;

9.5.2.4.	Any unvested portion of the Assumed Equity Value shall become vested upon such termination of employment and shall be paid within thirty (30) days following such termination;

9.5.2.5.	the terms of the Long-Term Incentive Award described in Section 5.4 hereof (including the Award Agreement) shall govern whether any amounts shall be payable thereunder upon such termination; and

9.5.2.6.
the terms of the stock option award described in Section 5.5 hereof (including the terms of Best Buy’s 2004 Omnibus Stock and Incentive Plan and Employee’s Stock Option Award Agreement thereunder) shall govern whether any portion of such award shall be exercisable upon such termination.

9.5.2.7.
As a condition to the severance benefits described in this Section 9.5.2, Employee will enter into an agreement releasing all claims against Employer and its Affiliates, in the form attached as Exhibit A hereto, and all applicable rescission periods shall have expired without exercise. Employer’s obligations under this Section 9.5.2 immediately shall cease if Employee materially breaches any of the covenants in Sections 6, 7, 8 and 9.7 hereof.

9.5.3.
In the event Employee’s employment is terminated prior to or upon expiration of the term of this Agreement provided in Section 3 hereof or any extension thereof, other than a termination described in Section 9.5.2 hereof, then in addition to any amounts that may be due pursuant to Section 9.5.1 hereof:

9.5.3.1.	the terms of the short-term incentive plan described in Section 5.2 hereof shall govern whether any incentive shall be payable in the year of termination;

9.5.3.2.
the terms of the Employer restricted stock awards described in Section 5.3 hereof (including the terms of the 2001 Plan and Employee’s restricted stock award agreement(s) thereunder) shall govern whether any amounts shall be payable thereunder upon such termination;

9.5.3.3.	the terms of the Long-Term Incentive Award described in Section 5.4 hereof (including the Award Agreement) shall govern whether any amounts shall be payable thereunder upon such termination;

9.5.3.4.
the terms of the stock option award described in Section 5.5 hereof (including the terms of Best Buy’s 2004 Omnibus Stock and Incentive Plan and Employee’s Stock Option Award Agreement thereunder) shall govern whether any portion of such award shall be exercisable upon such termination; and

9.5.3.5.
thereafter, no salary, incentive, or any other benefits or amounts shall be payable or extended by Employer to Employee, except as required by Federal or State law or to the extent the Employee’s rights to such benefits or amounts were earned on the date of termination.

9.5.4.	All amounts payable to Employee pursuant to Section 9.5.1, Section 9.5.2 and Section 9.5.3 shall be paid without regard to whether Employee has taken or takes actions to mitigate damages.

9.6.
Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement or otherwise payable to Employee shall be either delivered in full (without Employer paying any portion of the Excise Tax due upon such payment), or delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employer and Employee otherwise agree in writing, any determination required under this Section 9.6 shall be made in writing by Employer’s or an Affiliate’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and Employer for all purposes. For purposes of making the calculations required by this Section 9.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Employer and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.6. Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.6.

9.7.
Surrender of Records and Property. Upon termination of his employment for any reason, Employee shall deliver promptly to Employer all records, manuals, books, blank forms, documents, letters, manuscripts, letter head, business cards, memoranda, notes, notebooks, reports, data, tables, calculations, computers/PDAs, security/ID cards, keys, computer files, cell phones, pagers, parking permits, company credit cards, financial statements or records, budgets or business plans or copies thereof, that are the property of Employer or any of its Affiliates and all other property, trade secrets and confidential information of Employer or any of its Affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of Employer or any of its Affiliates, which in any of these cases are in his possession or under his control, provided, however, that Employee may retain his personal rolodex, address books, information relating to Employee’s compensation or benefits or relating to reimbursement of expenses and any agreement relating to the terms of Employee’s employment with Employer.

10.	Miscellaneous.

10.1.
Governing Law. Recognizing that Employer is a wholly-owned subsidiary of Best Buy, this Agreement shall be governed by and interpreted under the laws of the State of Minnesota without regard to its or any other jurisdiction’s conflict of laws provisions, except to the extent any of the provisions of California Labor Code are applicable. The parties hereby expressly consent and submit to the exclusive jurisdiction of either the federal or state district courts located in Minneapolis, Minnesota.

10.2.
Entire Agreement. Once the Effective Date occurs, this Agreement, in conjunction with any exhibits, schedules, addenda, amendments, or other attachments hereto, contains the entire agreement between the parties and supersedes all prior agreements, negotiations, oral understandings, representations, warranties, and courses of conduct and dealing with respect to the subject matter hereof and shall control any conflicting similar provision in any other agreement, plan or program to which Employee may previously have been a party or participant in connection with his employment; provided that all of Employee’s existing rights to indemnification with respect to any action or omission to act occurring or allegedly occurring prior to the Effective Date shall remain unaffected and undiminished as a result of the execution of this Agreement. Subject to the occurrence of the Effective Date, this Agreement supersedes and replaces in its entirety the Existing Agreement, which shall be of no further force and effect, and Employer shall have no liability or obligations thereunder. In the event the Merger Agreement is terminated and the Effective Date therefore does not occur, this Agreement will be void and will create no rights and impose no liabilities or obligations on Employer or Employee.

10.3.
Withholding Taxes. Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.4.
Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” as defined in Section 409A of the Code, the Employee shall not be entitled to any payments upon a termination of Employee’s employment until the earlier of (i) the date which is six (6) months after Employee’s separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, or (ii) the date of the Employee’s death. Any amounts otherwise payable to the Employee following a termination of employment that are not so paid by reason of this Section 10.4 shall be paid as soon as practicable, and in any event within thirty (30) days, after the date that is six (6) months after Employee’s separation from service (or, if earlier, the date of Employee’s death). The provisions of this Section 10.4 shall only apply if, and to the extent, required to comply with Section 409A of the Code. To the extent that any reimbursements pursuant to Section 5.6 or Section 9.5.2.2 are taxable to Employee, any reimbursement payment due to Employee pursuant to such provisions shall be paid to Employee on or before the last day of the Employee’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 5.6 or Section 9.5.2.2 are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Employee receives in one taxable year shall not affect the amount of such reimbursements that Employee receives in any other taxable year.

10.5.
Amendments. This Agreement, or any provisions hereof, may not be amended, supplemented, waived, or modified in any way, except by a written instrument signed by individuals authorized by the parties hereto.

10.6.
Assignment. This Agreement may not be assigned, delegated, or subcontracted in whole or in part by either party without first obtaining the other party’s express written consent; provided, however, that Employer may assign, delegate, or subcontract this Agreement in whole or in part to a present or future Affiliate without obtaining Employee’s express written consent, provided that such present or future Affiliate expressly assumes the obligations of Employer under this Agreement, and provided further, that in the event of a sale or other transfer of all or substantially all of the assets or business of Employer with or to any other individual(s) or entity that is not an Affiliate, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Employer hereunder. Any assignment, delegation, or subcontract not complying with the terms of this Section 10.6 shall be null and void. In the event of a proper assignment, delegation, or subcontract, this Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors, assigns, heirs, executors, administrators, trustees, legal representatives, delegatees, and subcontractees.

10.7.
Waiver. Failure by either party to this Agreement to enforce or insist upon compliance with any provision of this Agreement shall not be construed as a waiver of its right to enforce or insist upon compliance with such provision, or other provisions in the future. A waiver by either party of a breach of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent breach by either party. Neither party shall be deemed to have waived any of its rights, powers, or remedies pursuant to this Agreement unless such waiver is contained in a written instrument signed by Employee or an authorized officer of Employer, as applicable.

10.8.
Injunctive Relief. Employee agrees that it would be difficult to compensate Employer fully for damages for any violation of the provisions of Sections 6, 7, and 8 of this Agreement. Accordingly, Employee specifically agrees that Employer may be entitled to temporary and permanent injunctive relief to enforce such provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of Employer to claim and recover damages in addition to injunctive relief.

10.9.
Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

10.10.
Notices. All notices, requests, demands, approvals, consents, and other communications which are required or may be given hereunder shall be (i) in writing; (ii) addressed to the parties as set forth below, unless a party notifies the others of a change of address (in which case the latest noticed address shall be used); and (iii) deemed to have been duly given: (a) upon delivery thereof, if hand-delivered, (b) three (3) business days after being sent by first-class mail, postage prepaid, (c) one (1) business day after delivery to a recognized overnight courier for next-business-day delivery, or (d) upon receipt thereof if transmitted by facsimile or other electronic means, provided receipt thereof is verified by the sender.

Notices To Employee:	[______________]
[______________]
[______________]

Notices To Employer or Best Buy:	Best Buy Co., Inc.
Attn: General Counsel
7601 Penn Avenue South
Richfield, MN 55423
Fax: 612-292-2323

10.11.
Representations and Warranties. Each party represents and warrants to the other that (i) such party has the full right, power, and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; (iii) such party will comply with all laws, rules, and regulations in performing its obligations pursuant to this Agreement; and (iv) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

10.12.
Intellectual Property. Employee acknowledges that he is not acquiring any right, title, or interest in Employer’s trademarks, trade names, service marks, copyrights, patents, ideas, concepts, designs, specifications, models, processes, software systems, technologies, and other intellectual property owned or developed by Employer, its Affiliates, and Employer’s and its Affiliates employees, contractors, or consultants.

10.13.
Public Announcements. Except for Employee’s role (if any) in helping Employer prepare and make any filings with the SEC reasonably required with respect to this Agreement, Employee shall not make any public announcement (including, but not limited to any statement, comment, press release, or web site posting) regarding this Agreement or the parties’ relationship unless Employee obtains Employer’s prior express written consent.

10.14.
Indemnification. Employer and Best Buy each hereby agree to indemnify Employee and hold Employee harmless to the maximum extent provided under the by-laws or other organizational documents of Employer immediately prior to the Closing, or Best Buy, as applicable, or, if applicable state law provides the opportunity to afford greater protections to Employee, to the maximum extent permitted under applicable state law, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from Employee’s good faith performance of Employee’s duties and obligations with Employer, Best Buy or their respective Affiliates. This obligation shall survive the termination of Employee’s employment with Employer, Best Buy or their respective Affiliates.

10.15.
Limitation on Causes of Action. Neither party hereto may raise a claim of any nature relative to this Agreement (other than a claim brought in response to or pendent to a claim brought by the other party hereto) after the earlier of (i) the end of any period provided by the applicable statue of limitations or (ii) the date two (2) years after the termination or expiration of this Agreement or any extension thereof.

10.16.
Remedies. No remedy made available to Employer by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy available to Employer at law or in equity.

10.17.
Interpretation. This Agreement and each and every term and condition herein has been cooperatively and mutually drafted and shall not be construed or interpreted more strictly against either party. In the event of a conflict between any term in the body of this Agreement and any exhibit, schedule, or attachment, the terms of the body of this Agreement shall prevail. The words “herein,” “hereof,” hereunder,” “hereto,” and other words of similar import refer to this Agreement as a whole, including the schedules, exhibits, and attachments hereto, as the same may from time to time be amended or supplemented, and not to any particular section, subsection, or clause contained in this Agreement. Whenever necessary or proper herein, the singular imports the plural or vice versa, and masculine, feminine, and neuter expressions are interchangeable. Unless otherwise specifically indicated, the word “including” shall always be interpreted as though immediately followed by the phrase “but not limited to.” Unless otherwise explicitly stated: (i) a reference in an exhibit, schedule, or attachment to a Section refers to the appropriate numbered Section within such exhibit, schedule, or attachment, (ii) all other references to a Section refer to the appropriate numbered Section in the body of this Agreement, and (iii) all references to a Section include the subsections of the referenced Section.

10.18.
No Third Party Beneficiaries. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and except as otherwise expressly set forth in this Agreement, the parties do not intend to confer upon any other person any right, remedy, or claim under or by virtue of this Agreement.

10.19.	Headings. The headings contained in this Agreement are for reference purposes only and shall not be considered in interpreting the meaning of or application of law to this Agreement.

10.20.
Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all of said counterparts taken together shall constitute one and the same instrument.

10.21.	Facsimile Signatures. This Agreement may be executed and delivered by facsimile. Any facsimile signatures shall have the same legal effect as manual signatures.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NAPSTER, INC.

By:

Name:

Title:

Employee represents that he has read carefully and fully understands the terms of this Agreement, and that he has consulted with an attorney prior to signing this Agreement. Employee acknowledges that he is executing this Agreement voluntarily and knowingly and that he has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Agreement, other than those set forth in this Agreement. Employee acknowledges that he has been informed that attorneys representing Employer do not represent Employee personally.

[___________]

Date: September 14, 2008

Schedule 5.3

Employer Restricted Stock Award Payment Schedule

Participant		Payment at Effective Date		Payment at 1/1/2009			Payment at 1st Anniv. of Effective Date			Payment at 1/1/2010			Payment at 1/1/2011			Payment at 1/1/2012
[___________]	$	[_____]*	$	[______	]	$	[______	]	$	[______	]	$	[_____	]	$	[______	]

*
The amount payable at the Effective Date represents the aggregate amount payable with respect to that portion of Employee’s restricted stock award(s) that vests as a result of and concurrent with the occurrence of a Change of Control (as defined in the 2001 Plan). To the extent such vesting occurs prior to the Effective Date, such payment will not be made (to avoid duplication of payment), because (i) a portion of such shares will have been withheld to satisfy applicable tax withholding obligations and (ii) Employee will otherwise have received or become entitled to receive payment of the Offer Consideration or Merger Consideration with respect to any of such shares that are tendered by Employee pursuant to the Offer or cancelled in the Merger, as the case may be.

Schedule 5.4

Long-Term Incentive Award

The following is a summary of the material terms of the Long-Term Incentive Award. The Long-Term Incentive Award will be subject to and governed by the terms and conditions of the Award Agreement (substantially in the form attached as Exhibit B). This Schedule 5.4 is qualified in its entirety by such Award Agreement.

Long-Term Incentive Award

You will be eligible to receive a one-time Long-Term Incentive Award (“Incentive Award”) pursuant the Award Agreement, based on the Award Target Value described below. Any Incentive Award that is earned will be payable in the form of cash.

Plan Participant	Award Target Value			Maximum Incentive Award*
	$	[_______	]	$	[________	]

*  You may earn from 0%-200% of the Award Target Value depending on satisfaction of performance goals.

You may earn 0% - 200% of the Award Target Value (described above) based on achievement of specific performance goals, based on Napster results, during the period March 1, 2009 through March 3, 2012. The performance goals will be mutually determined by C. Gorog and D. Morrish, and approved by the Best Buy Controllership Team. At the end of the performance period, whether and the extent to which the performance goals have been achieved will be determined based on audited financial statements prepared by Employer, in accordance with GAAP, and approved by the Controllership Team. The performance goals and results may be adjusted, in limited circumstances, at the discretion of the Controllership Team. The following is a sample performance table that would be applied with respect to the agreed upon performance metric(s) to determine the amount of the Incentive Award that is earned:

Performance Metric Actual as % of Plan	% of Award Target Value Earned
200.0% or greater	200%
0% - 199.9%	Same percentage (0% - 199.9%) as Actual Performance compared to Plan

Illustration of Payment Calculation:

[Award Target Value]	X	[% of Award Target Value Earned]	=	[Incentive Award Earned]

In order to earn any Incentive Award, you must remain continuously employed by Employer through the end of the performance period (March 3, 2012), except as provided in the Award Agreement.

Exhibit A

Waiver and General Release

(California)

1. In consideration for severance benefits payable to Employee under Section 9.5.2 of that certain Employment Agreement (“Agreement”) dated and effective as of September 14, 2008, by and between Napster, Inc., a Delaware corporation, (“Employer”) and [_______], an individual resident of the State of California (“Employee”), Employee, on his own behalf and on behalf of his heirs, successors, assigns, and attorneys agrees to forever and does forever give up, release, and discharge any and all known and unknown claims, demands, actions, liability, damages, and/or rights of any kind that he has and/or may have from the beginning of time through the date that he signs this Waiver and General Release, against Employer or Best Buy Co., Inc., a Minnesota corporation (“Best Buy”), and/or any former and current parents, affiliates, subsidiaries, related companies, predecessors, successors, assigns, officers, directors, shareholders, employees, agents, attorneys, consultants, insurers, and other representatives of Employer or Best Buy (all such entities and persons hereafter being referred to collectively in this Waiver and General Release as “Released Parties”). Employee’s release includes, but is not limited to, the following areas or types of claims: Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Equal Pay Act; 42 U.S.C. §§ 1981, 1983 & 1985; the Older Workers’ Benefits Protection Act; California Unruh Civil Right Act, The California Family Rights Act (Govt. Code § 12945.2 et. seq.), the California Fair Employment and Housing Act (Govt. Code § 12900 et. seq.), as amended; failure to accommodate; reprisal; retaliation; retaliatory discharge; invasion of privacy; personal injury of any kind; breach of contract; unjust enrichment; tortious interference with contract; libel; slander; defamation; wrongful termination of employment; intentional infliction of emotional distress; negligent infliction of emotional distress; negligent hiring; negligent retention; negligent supervision; any other negligence; vicarious liability; assault; battery; promissory estoppel; equitable estoppel; compensatory damages, liquidated or punitive damages, damages for emotional distress or pain and suffering, back pay, front pay, attorneys’ fees, costs, and/or disbursements, unpaid benefits; any other statutory, tort, civil rights, contractual, and/or common law claims; and all claims arising out of and/or related to Employer or Best Buy, including matters concerning Employee’s employment.

Notwithstanding anything to the contrary in this Waiver and General Release, this release does not include (i) Employee’s right to seek unemployment compensation benefits and/or any other benefits that cannot by law be waived and/or released; (ii) Employee’s rights with respect to equity-based awards previously granted by Best Buy or its affiliates to Employee, to the extent that such awards continue after the termination of Employee’s employment in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (iii) Employee’s rights to indemnification and/or payment of attorneys’ fees and expenses pursuant to the Agreement or the Employer’s (or any of its affiliates’) articles of incorporation, bylaws, or other organizational documents, under any written indemnification agreement, or under applicable law; (iv) any rights Employee may have to insurance coverage for any losses, damages or expenses (including, but not limited to, attorneys’ fees, to the extent otherwise provided) that Employee may in the future incur with respect to his or her service as an employee, director, or officer of the Employer or any of its affiliates; (v) any rights to continued medical or dental coverage that Employee may have under COBRA (or similar applicable state law); (vi) Employee’s rights to the severance and other benefits payable under Section 9.5.2 and Section 9.5.3 of the Agreement in accordance with the terms of the Agreement; and (vii) any rights to payment of vested benefits that Employee may have under a retirement or other benefit plan sponsored or maintained by Best Buy or its affiliates. Employee does not waive any claims that may arise after he signs this Waiver and General Release.

2. Employee certifies, acknowledges and agrees that he has been afforded and received from Employer and Best Buy all rights, entitlements and protections due him in accordance with the Family and Medical Leave Act of 1993 (“FMLA”) as of the date of this Waiver and General Release, and at all times before, and that he has suffered no harm, injury, damages, or losses compensable under the FMLA; nor does he have a legal claim, demand, cause of action or right of recovery under the FMLA as against Employer or Best Buy as of the date of this Waiver and General Release.

Employee also certifies that he has received all wages earned by him and owed to him by Best Buy, including but not limited to all earned vacation, paid time off, bonuses, commissions, overtime, expenses or other earnings or payments owed, less appropriate withholdings, through the date he signs this Waiver and General Release.*

3. In furtherance of Employee’s waiver, release, acquittal and discharge of the Released Parties from “any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown,” Employee agrees that he fully and forever waives any and all rights and benefits conferred upon him by the provisions of California Civil Code Section 1542 which states as follows (parentheticals added):

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR (e.g., Employee) DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR (e.g., Employer).

Employee understands that this means that if, after the Effective Date of this General Release, he discovers facts different from or in addition to those that he now knows or believes to be true, his waiver, release, acquittal and discharge of this General Release shall be effective and shall remain effective in all respects notwithstanding such different or additional facts or his later discovery of such different or additional facts.

4. Employee agrees and represents that it is within his contemplation that he may have Claims against the Released Parties of which, at the time of the execution of this Waiver and General Release, he has no knowledge or suspicion, but he agrees and acknowledges that this Waiver and General Release extends to all Claims in any way based upon, connected with or related to his employment, the cessation of his employment, whether or not known, claimed or suspected by him .

5. Employee understands that he has the right to sign this Waiver and General Release at any time within twenty-one (21) calendar days from his receipt of this document. Upon execution, Employee must promptly send this document by overnight mail to _____________________________________. A copy may be retained by Employee. Employee also understands that if he signs this Waiver and General Release, he has the right to revoke the Waiver and General Release at any time within seven (7) calendar days of his signing it, not including the date of his signing. Any Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh (7th) day following the date Employee signs this Waiver and General Release. The Notice of Revocation shall be sent to _____________________. Employee knows that if he rescinds or revokes this Waiver and General Release, he will not receive the severance benefits from Employer or Best Buy that are conditioned on this Waiver and General Release becoming effective.

* Modify if all wages, including but not limited to all earned vacation, paid time off, bonuses, commissions, overtime, expenses or other earnings or payments owed, less appropriate withholdings, through the date of the Waiver and General Release have not, in fact, been paid.

6. Employee understands and agrees that, notwithstanding anything to the contrary in this Waiver and General Release, nothing in this Waiver and General Release is intended to and/or shall: (a) impose any condition, penalty, or other limitation affecting Employee’s right to challenge this Waiver and General Release; (b) constitute an unlawful release or waiver of any of Employee’s rights under any laws; or (c) prevent, impede, or interfere with Employee’s ability or right to: (1) provide truthful testimony if under subpoena to do so; or (2) to respond as otherwise required and/or provided for by law. Notwithstanding anything to the contrary in any paragraph of this Waiver and General Release, nothing in this Waiver and General Release is intended to be or shall be construed as a violation of any law.

Employee also understands and agrees that, notwithstanding anything to the contrary in this Waiver and General Release, nothing in this Waiver and General Release is intended to or shall prevent, impede, or interfere with Employee’s ability or right to file any charge or complaint with, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, and/or any other governmental entity. However, in consideration for the severance benefits provided by Employer or Best Buy, Employee agrees to give up, release, discharge, and waive any right he has and/or may have to any victim-specific relief (including monetary relief) from Employer or Best Buy for any charge, claim, or complaint filed by him or filed on his behalf by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, and/or any other governmental agency.

Exhibit B

Form of Award Agreement for Long-Term Incentive Award

[See separate document]

Exhibit C

Form of Stock Option Award Agreement

[See separate document]

BEST BUY CO., INC.
LONG-TERM INCENTIVE AWARD AGREEMENT
Award Date: [__________], 2008

I.
The Award. As of the Award Date set forth above, Best Buy Co., Inc. (“Best Buy”) grants to you, [________], the right to earn a long-term incentive award (the “Incentive Award”), on the terms and subject to the conditions contained in this Award Agreement (this “Agreement”). This Agreement is the Long-Term Incentive Award contemplated by Section 5.4 of that Employment Agreement by and between Napster, Inc. (“Napster”) and [_________], dated as of September [ ], 2008, and Schedule 5.4 thereto. Capitalized terms not defined in the body of this Agreement are defined in the Addendum to this Agreement.

II.	Incentive Award

2.1
Right to Future Payment of Incentive Award. You have been awarded the right to receive an Incentive Award upon satisfaction of the terms and conditions contained in this Section II. The Award Target Value is $[_____]. You may earn an Incentive Award equal to 0% - 200% of the Award Target Value based on achievement of Performance Criteria as provided in Section 2.2. The Incentive Award will be payable in cash when, if and to the extent the Incentive Award is earned as provided in this Section II.

2.2
Performance Period; Performance Criteria. The Incentive Award may be earned during the period (for purposes of this Section II, the “Performance Period”) beginning on March 1, 2009 and ending on March 3, 2012 (the “Performance Target Date”), subject to the provisions of Section 2.4 below. The Incentive Award will become payable as of the Performance Target Date if and to the extent the Performance Criteria set forth in the attached Performance Criteria Schedule have been met. If and to the extent the Performance Criteria are not met as of the Performance Target Date, as set forth in the Performance Criteria Schedule, your right to receive the Incentive Award will be immediately forfeited. At the end of the Performance Period, the Controllership Team will measure and/or validate actual results with respect to each performance metric and will determine in its sole discretion whether and the extent to which the Performance Criteria are met. The Controllership Team’s determination shall be final, conclusive and binding upon you. Any Incentive Award to which you become entitled under this paragraph will be payable to you within thirty (30) calendar days after the Performance Target Date.

2.3	Restrictions. Your right to receive the Incentive Award is subject to the following restrictions during the Performance Period:

(a)	Your right to receive the Incentive Award is subject to forfeiture as provided in this Agreement.

(b)
Your right to receive the Incentive Award may not be sold, assigned, transferred or pledged during the Performance Period. You may not transfer the right to receive the Incentive Award, other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

2.4	Forfeiture/Acceleration.

(a)
If, prior to the Performance Target Date, your employment is terminated by reason of death or because you become Disabled, you will be entitled to receive an Incentive Award equal to 100% of the Award Target Value, regardless of whether the Performance Criteria have been met. Such Incentive Award will be payable to you within thirty (30) calendar days after the termination date of your employment.

(b)
If, prior to the Performance Target Date, your employment is terminated by Napster without Cause or you terminate your employment with Napster for Good Reason, the Performance Period will continue and you will be entitled to receive an Incentive Award equal to a pro-rata portion, based on the number of Whole Months you served during the Performance Period, of the Incentive Award that otherwise would have been earned in accordance with the Performance Criteria Schedule as of the Performance Target Date. Any Incentive Award to which you become entitled under this paragraph will be payable to you within thirty (30) calendar days after the Performance Target Date.

(c)	If your employment is terminated during the Performance Period for any other reason, your rights to any Incentive Award will be immediately and irrevocably forfeited.

2.5
Income Taxes. You are liable for any federal and state income or other taxes applicable upon the vesting and payment of the Incentive Award, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the payment of the Incentive Award, Best Buy will withhold from the Incentive Award all applicable taxes required by Best Buy to be withheld from such payment.

III.
Confidentiality. You acknowledge that Best Buy operates in a competitive environment and that Best Buy has a substantial interest in protecting its Confidential Information, and in consideration of this Incentive Award, you agree, during your employment by Best Buy and thereafter, to maintain the confidentiality of Best Buy’s Confidential Information and to use such Confidential Information for the exclusive benefit of Best Buy, all in accordance with Section 6 of the Employment Agreement.

IV.	Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Best Buy or its Affiliates to terminate your employment at any time.

BEST BUY CO., INC.

By:

EMPLOYEE:

[_________]

2

ADDENDUM TO
LONG-TERM INCENTIVE AWARD AGREEMENT

For the purposes hereof the terms used herein will have the following meanings:

"Affiliate" will mean a company controlled directly or indirectly by Best Buy, where "control" will mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

"Beneficial Owner" will have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” for termination of your employment will mean the occurrence of one or more of the following events:

(i)	dishonesty in the performance of your duties for Napster or its Affiliates;

(ii)
your knowing and material violation of policies and procedures of Napster in effect from time to time which results in a material adverse effect on Napster and which, to the extent a cure is reasonably possible, remains uncured ten (10) days after written notice of such violation is given to you;

(iii)
your willful and continued failure to satisfactorily perform, or your gross negligence in the performance of, your duties after receipt of written notice that specifically identifies the areas in which your performance is deficient and which remains uncured thirty (30) days after such written notice is given to you;

(iv)	willful actions (or willful failures to act) in bad faith by you with respect to Best Buy or its Affiliates that materially impair Napster’s business, goodwill or reputation;

(v)	your conviction of a felony or any crime involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that would reasonably be expected to result in such conviction;

(vi)	your current use of illegal substances; or

(vii)
any material violation by you of any agreement to which you and Napster or any Affiliate of Napster are parties which remains uncured ten (10) days after written notice of such violation is given to you.

A "Change of Control" will be deemed to have occurred if the conditions set forth in any one of the following paragraphs will have been satisfied:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(ii)
individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
there is consummated a merger or consolidation of Best Buy with any other company, other than (a) a merger or consolidation which would result in the voting securities of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting securities of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities; or

(iv)
the shareholders of Best Buy approve a plan of complete liquidation of Best Buy or there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy's assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy immediately prior to such sale; or

(v)	the Board determines in its sole discretion that a change in control of Best Buy has occurred.

Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

“Controllership Team” will mean a group that regularly exercises accounting controllership functions and reports to or operates under the direction of Best Buy’s principal accounting officer.

"Disabled" will mean that you are unable to perform any of the material and substantial duties of your regular occupation due to a sickness or injury, and such inability to perform continues for at least six consecutive months. You will be deemed disabled for the purposes hereof if you have qualified for long term disability payments under a long term disability plan maintained by Napster or, if Napster does not have a long term disability plan in effect at such time, if you would have qualified for long term disability payments under Best Buy's long term disability plan had you then been an employee of Best Buy.

“Employment Agreement” will mean that Employment Agreement by and between Napster, Inc. and [_______], dated as of September [ ], 2008

“Good Reason” for your resignation from employment with Napster will mean:

(i)	a forced relocation of the place for your performance of duties reasonably requiring a move in your residence;

(ii)	a material breach by Napster or its Affiliates of the Employment Agreement or any other agreement under which you provide services to Napster or its Affiliates;

(iii)	conduct by Napster that could reasonably be expected to expose you to material personal liability or other material adverse legal consequences; or

(iv)
a material diminution of your base compensation or of the nature or scope of your duties or responsibilities in effect immediately after the Effective Date with respect to the business conducted by Napster, whether Napster remains a separate corporation, is combined with Best Buy or one of its Affiliates, or becomes an operating division of Best Buy or one of its Affiliates.

Notwithstanding the foregoing, however, any condition or conditions otherwise set forth above shall not constitute Good Reason for termination unless both (a) you provide written notice to Napster of the condition claimed to constitute grounds for Good Reason within ninety (90) days of the initial existence of such condition, and (b) the condition is not remedied within thirty (30) days of such notice. In addition, in all events the termination of your employment shall not constitute a termination for Good Reason unless such termination occurs less than one (1) year following the initial existence of the condition claimed to constitute grounds for Good Reason.

"Person" will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term will not include (i) Best Buy or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.

“Whole Month” will mean a fiscal month in which you have been employed by Best Buy or one or more of its Affiliates for at least 15 days.

PERFORMANCE CRITERIA SCHEDULE TO
LONG-TERM INCENTIVE AWARD AGREEMENT
Award Date: [__________], 2008

Incentive Award Vesting

The Performance Period is March 1, 2009 through March 3, 2012. The amount of the Incentive Award earned is determined based on the following metrics:

• [performance metric #1]
• [performance metric #2]

The Incentive Award may be earned based on achievement of Performance Goals established for each metric, as described in the tables below. No vesting will occur prior to the Performance Target Date, except as specifically provided in the Agreement.

Performance Goal #1 – [performance metric]

[describe performance goals and measurement]

Performance Goal # 2 – [performance metric]

[describe performance goals and measurement]

BEST BUY CO., INC.
STOCK OPTION AWARD AGREEMENT
Award Date: [ ]

I.
The Award. As of the Award Date set forth in the Award Notification accompanying this award, Best Buy Co., Inc. (“Best Buy”) grants to you an option to purchase the number of shares of Best Buy common stock set forth in such Award Notification (the “Option”) at the option price per share set forth in such Award Notification on the terms and conditions contained in this Long-Term Incentive Program Award Agreement (this “Agreement”) and the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan (the “Plan”). This Agreement is the Stock Option Award contemplated by Section 5.5 of that Employment Agreement by and between Napster, Inc. (“Napster”) and [_______], dated as of September [ ], 2008. Capitalized terms not defined in the body of this Agreement are defined in the Addendum.

II.	Option

2.1
Duration and Exercisability of Option. You may not exercise any portion of the Option prior to one year from the Award Date, and the Option expires 10 years after the Award Date (the “Expiration Date”). You may exercise the Option in cumulative installments of 25% on and after each of the first four anniversaries of the Award Date. The entire Option will vest earlier and become exercisable upon your Qualified Retirement, Disability or death or if, within 12 months following a Change of Control, your employment is terminated without Cause or you terminate your employment for Good Reason. The Option may only be exercised by you during your lifetime, and may not be assigned or transferred other than by will or the laws of descent and distribution.

2.2
Exercise and Tax Withholding. The Option may be exercised in whole or in part by notice to Best Buy (through the Plan administrator or other means as shall be specified by Best Buy from time-to-time) stating the number of shares to be purchased under the Option and the method of payment. The notice must be accompanied by payment in full of the exercise price for all shares designated in the notice. Payment of the exercise price may be made by cash, check or delivery of previously owned shares of stock having a Fair Market Value (as defined in the Plan) on the date of exercise equal to the exercise price, or a combination thereof. The Option will not be eligible for treatment as a qualified or incentive stock option for federal income tax purposes. You are liable for any federal and state income or other taxes applicable upon the grant or exercise of the Option or the disposition of the underlying shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon exercise of the Option, Best Buy will withhold from the shares that would otherwise be delivered to you a number of shares having a fair market value equal to the amount of all applicable taxes required by Best Buy to be withheld or collected upon the exercise of the Option, unless your notice of exercise indicates your desire to satisfy such withholding obligations through the payment of cash or the delivery of previously acquired shares of Best Buy common stock, and such cash or shares are delivered to Best Buy promptly thereafter. You have no rights in the shares subject to the Option until such shares are received upon exercise of the Option.

2.3
Retirement, Disability, Death or Termination. Your employment with the Company Group may be terminated by your employer at any time for any reason (or no reason). If your employment is terminated by the Company Group without Cause or if you resign or otherwise voluntarily terminate your employment with the Company Group, you will have 60 days from the date of your termination to exercise the Option, to the extent the Option had vested as of your termination date. Upon your Qualified Retirement from the Company Group, you will have one year from the effective date of your retirement to exercise the Option. If you die while employed by the Company Group, the representative of your estate or your heirs will have one year from the date of your death to exercise the Option. If you become Disabled while employed with the Company Group, you will have one year from the effective date of such classification to exercise the Option. In no case, however, may the Option be exercised after the Expiration Date. The Option may not be exercised following termination of your employment with the Company Group for Cause.

2.4	Income Taxes. Best Buy shall have the right to deduct from all payments made under this Agreement any federal, state, or local taxes required by law to be withheld with respect to such payments.

III.
Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of the Company Group to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. By your acceptance of this award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

BEST BUY CO., INC.

By:

ADDENDUM TO
STOCK OPTION AWARD AGREEMENT

For the purposes hereof the terms used herein will have the following meanings:

"Affiliate" will mean a company controlled directly or indirectly by Best Buy, where "control" will mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

"Beneficial Owner" will have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” for termination of your employment will mean the occurrence of one or more of the following events:

(i)	dishonesty in the performance of your duties for Napster or its Affiliates;

(ii)
your knowing and material violation of policies and procedures of Napster in effect from time to time which results in a material adverse effect on Napster and which, to the extent a cure is reasonably possible, remains uncured ten (10) days after written notice of such violation is given to you;

(iii)
your willful and continued failure to satisfactorily perform, or your gross negligence in the performance of, your duties after receipt of written notice that specifically identifies the areas in which your performance is deficient and which remains uncured thirty (30) days after such written notice is given to you;

(iv)	willful actions (or willful failures to act) in bad faith by you with respect to Best Buy or its Affiliates that materially impair Napster’s business, goodwill or reputation;

(v)	your conviction of a felony or any crime involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that would reasonably be expected to result in such conviction;

(vi)	your current use of illegal substances; or

(vii)
any material violation by you of any agreement to which you and Napster or any Affiliate of Napster are parties which remains uncured ten (10) days after written notice of such violation is given to you.

A "Change of Control" will be deemed to have occurred if the conditions set forth in any one of the following paragraphs will have been satisfied:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(ii)
individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
there is consummated a merger or consolidation of Best Buy with any other company, other than (a) a merger or consolidation which would result in the voting securities of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting securities of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities; or

(iv)
the shareholders of Best Buy approve a plan of complete liquidation of Best Buy or there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy's assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy immediately prior to such sale; or

(v)	the Board determines in its sole discretion that a change in control of Best Buy has occurred.

Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

“Committee” will mean the Compensation and Human Resources Committee of the Board of Directors of Best Buy or any other committee of the Board designated by the Board to administer the Plan.

“Company Group” will mean, collectively, Best Buy and its Affiliates.

"Disabled" will mean that you are unable to perform any of the material and substantial duties of your regular occupation due to a sickness or injury, and such inability to perform continues for at least six consecutive months. You will be deemed disabled for the purposes hereof if you have qualified for long term disability payments under a long term disability plan maintained by Napster or, if Napster does not have a long term disability plan in effect at such time, if you would have qualified for long term disability payments under Best Buy's long term disability plan had you then been an employee of Best Buy.

“Employment Agreement” will mean that Employment Agreement by and between Napster, Inc. and [_______], dated as of September [ ], 2008

“Good Reason” for your resignation from employment with Napster will mean:

(i)	a forced relocation of the place for your performance of duties reasonably requiring a move in your residence;

(ii)	a material breach by Napster or its Affiliates of the Employment Agreement or any other agreement under which you provide services to Napster or its Affiliates;

(iii)	conduct by Napster that could reasonably be expected to expose you to material personal liability or other material adverse legal consequences; or

(iv)
a material diminution of your base compensation or of the nature or scope of your duties or responsibilities in effect immediately after the Effective Date with respect to the business conducted by Napster, whether Napster remains a separate corporation, is combined with Best Buy or one of its Affiliates, or becomes an operating division of Best Buy or one of its Affiliates.

Notwithstanding the foregoing, however, any condition or conditions otherwise set forth above shall not constitute Good Reason for termination unless both (a) you provide written notice to Napster of the condition claimed to constitute grounds for Good Reason within ninety (90) days of the initial existence of such condition, and (b) the condition is not remedied within thirty (30) days of such notice. In addition, in all events the termination of your employment shall not constitute a termination for Good Reason unless such termination occurs less than one (1) year following the initial existence of the condition claimed to constitute grounds for Good Reason.

"Person" will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term will not include (i) Best Buy or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.

"Qualified Retirement" will mean any termination of employment for retirement on or after age 60, so long as the employee has served Best Buy continuously for at least the three (3) years immediately preceding the retirement.